Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

FOR IMMEDIATE RELEASE

Media Rob Litt The Mosaic Company 763-577-6187 rob.litt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com

THE MOSAIC COMPANY REPORTS SECOND QUARTER FISCAL 2013

NET EARNINGS OF $629 MILLION, OR $1.47 PER SHARE

PLYMOUTH, MN January 4, 2013 – The Mosaic Company (NYSE: MOS) reported second quarter fiscal 2013 net earnings of $629 million, compared to $624 million a year ago. Earnings per diluted share were $1.47 in the quarter compared to $1.40 last year. The current year quarter included a $179 million, or $0.42 per share, benefit from a decrease in the amount of unrecognized tax benefits reported on the balance sheet. Operating earnings during the quarter were $560 million, down from $797 million a year ago. The year-over-year decline in operating earnings was primarily driven by lower phosphate volumes and margins. Mosaic’s net sales in the second quarter of fiscal 2013 were $2.5 billion, down from $3.0 billion last year, driven by lower phosphate and potash volumes and lower phosphate prices.

“Farmers around the world are enjoying outstanding economics, with high commodity prices and relatively low costs for crop nutrients and other inputs,” said Jim Prokopanko, President and Chief Executive Officer of Mosaic. “Over the long term, economic and demographic trends are extremely promising for Mosaic.

“In North and South America, we have been experiencing strong demand and sales underpinned by excellent application seasons. International shipments, however, were impacted by prolonged contract negotiations in India and China. With the settled China contract driving improved sentiment, we believe strong agricultural fundamentals will lead to strengthening crop nutrient markets. Mosaic has the assets, global reach and financial strength to meet global demand and to fulfill our vision of being the world’s leading crop nutrition company.”

Mosaic’s gross margin for the second quarter of fiscal 2013 was $676 million, or 27 percent of net sales, compared to $881 million, or 29 percent of net sales, a year ago. Second quarter operating earnings were $560 million, a decrease of 30 percent compared to $797 million a year ago. The decreases in gross margin and operating earnings were primarily driven by lower phosphate volumes and prices, partially offset by lower raw material costs. Cash flow provided by operating activities in the second quarter of fiscal 2013 was $322 million compared to $518 million in the prior year. Capital expenditures totaled $394 million in the quarter. Mosaic’s total cash and cash equivalents were $3.4 billion and long-term debt was $1.0 billion as of November 30, 2012.

Quarterly Business Highlights

•	Potash expansion projects continue to be on time and on budget with expenditures of $145 million in the quarter.

•	The Esterhazy K2 expansion, estimated at 700,000 tonnes annual capacity, is complete.

•	The construction of Belle Plaine Phase 1, estimated at 600,000 tonnes annual capacity, is complete, with mine field ramp-up occurring over the next two years.

•	The surface construction for Colonsay Phase 1 expansion, estimated at 500,000 tonnes annual capacity, is complete, with underground development occurring over the next 18 months.

•	The Company has begun to sink the new shaft at Esterhazy K3.

•	Mosaic phosphate rock production in Florida increased 44 percent to 3.9 million tonnes in the quarter compared to the prior year quarter. Mosaic ramped up production at South Fort Meade to full capacity, increased phosphate rock inventory and began shipping rock from Florida to its facilities in Louisiana late in the second fiscal quarter, which will reduce the need to use purchased rock for Louisiana production.

•	MicroEssentials® share of North American phosphate sales year-to-date fiscal 2013 reached 10.6 percent.

•	Mosaic’s recordable injury frequency rate improved 13 percent over the prior year quarter, continuing to build upon the improvements made last year.

•	The Company has begun preliminary engineering and design work as part of an on-going feasibility study for a potential ammonia plant in the state of Louisiana. The final decision is expected in the middle of calendar 2013.

•	In December 2012, the Company announced that it will be changing its fiscal year end to December 31, beginning in 2013.

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Phosphates

Phosphates Results	2Q FY13 Actual	2Q FY13 Revised Guidance
Average DAP selling price	$544	$535 to $550

Sales volume	3.0 million tonnes	2.9 to 3.1 million tonnes

Processed phosphate production	86% of operational capacity	80%+ of operational capacity

“The global phosphate market appears to be in balance, with steady demand and reported U.S. producer inventories at historic averages,” Prokopanko said. “Domestically, we’ve seen very strong shipments for fall application. Additionally, low Mississippi River levels are presenting logistical difficulties and consequently creating a sense of urgency to ensure product availability for the spring. Internationally, customers continue to delay purchases to avoid price risk. Given the current high grain and oilseed prices, we forecast 2013 will be another record year for phosphates with global shipments increasing another 2-3 percent to 63 to 65 million tonnes.”

Net sales in the Phosphates segment were $1.8 billion for the second quarter, down 19 percent compared to last year, driven by lower sales volumes and prices of finished product. Sales volumes were impacted by lower shipments to the export market, offset by near record domestic shipments. Gross margin was $318 million, or 18 percent of net sales, compared to $476 million, or 22 percent, for the same period a year ago. The year over year decline in gross margin rate was primarily driven by lower finished phosphate prices and sales volumes, marginally offset by lower raw material costs. Sequentially, the flat gross margin rate reflects the impact of higher fixed cost absorption and higher selling prices, offset by higher ammonia costs. Operating earnings were $245 million, down 43 percent compared to $432 million last year. Last year’s quarter included a $20 million benefit from insurance proceeds related to Mosaic’s Faustina plant.

The second quarter average DAP selling price, FOB plant, was $544 per tonne, compared to $611 a year ago. Phosphates segment total sales volumes were 3.0 million tonnes, compared to 3.2 million tonnes a year ago, primarily driven by lower export sales, partially offset by an increase in domestic sales.

Phosphate rock production in Florida was 3.9 million metric tonnes in the quarter compared to 2.7 million tonnes last year, reflecting the increased production at the South Fort Meade mine. Mosaic has built up rock inventory and has begun shipping Florida rock to use in the Louisiana production facilities, which is expected to result in lower consumed rock costs beginning in the fourth quarter of fiscal 2013. Mosaic’s North American finished phosphate production was 2.1 million tonnes, or 86 percent of operational capacity, flat with last year.

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Potash

Potash Results	2Q FY13 Actual	2Q FY13 Revised Guidance
Average MOP selling price	$443	$435 to $450

Sales volume	1.5 million tonnes	1.3 to 1.4 million tonnes

Potash production	76% of operational capacity	70+% of operational capacity

“In the quarter, we saw divergent dynamics in different regions. In North America, we experienced a strong fall season that lasted longer than expected. International shipments, on the other hand, were impacted by the lack of contracts in India and China, an issue that’s now behind us in China. As a result of the strength in North America, sales exceeded our forecast, and our operating rate in the quarter reflected both higher production of blend grade and curtailments of standard grade products,” said Prokopanko.

Net sales in the Potash segment totaled $780 million for the second quarter, down seven percent compared to $839 million a year ago, driven by lower export volumes and lower domestic and international MOP prices, partially offset by higher domestic volumes. Gross margin was $355.4 million, or 46 percent of net sales, compared to $394 million, or 47 percent of net sales, a year ago. Gross margin excluding Canadian Resource Taxes and Royalties, a measure comparable to certain peer reporting, was 56 percent in the second quarter compared to 55 percent a year ago. Operating earnings were $316 million, down 12 percent compared to $358 million in the prior year.

The second quarter average MOP selling price, FOB plant, was $443 per tonne, up slightly from a year ago, as generally lower crop nutrient prices were offset by a higher proportion of granular domestic shipments and higher pricing for industrial products. The Potash segment’s total sales volumes for the second quarter were 1.5 million tonnes, compared to 1.8 million tonnes a year ago.

Potash production was 1.8 million tonnes, or 76 percent of operational capacity, roughly flat with last year. During the quarter we focused on maximizing production of blend grade product to meet strong North and South American demand.

Other

Selling, general and administrative expenses were $103 million for the second quarter, a two percent increase from $101 million a year ago.

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Financial Guidance

“Our fiscal third quarter guidance reflects the lower Canpotex potash contract price in China and a higher proportion of international standard grade shipments. The China contract provides both base-load volume and a positive boost to market sentiment. Combined with strong market fundamentals, we believe 2013 will be a record year, with 55 to 57 million tonnes of global potash shipments, and 63 to 65 million tonnes of global phosphate shipments. Crop nutrients have never been more affordable, and farmers around the world continue to have strong incentives to use our products to increase crop yields. We are well positioned to continue to help the world grow the food it needs while generating long-term shareholder value,” said Prokopanko.

Total sales volumes for the Potash segment are expected to range from 1.5 to 1.8 million tonnes for the third quarter of fiscal 2013. Mosaic’s realized MOP price, FOB plant, for the third quarter of fiscal 2013 is estimated to be in a range of $370 to $400 per tonne, reflecting a substantially higher proportion of standard product. The segment gross margin percentage in the third fiscal quarter is expected to be lower than the second fiscal quarter due to lower realized average potash prices, in part due to a higher mix of standard product, and continued sub-optimal operating rates. The fiscal 2013 third quarter operating rate in the Potash segment is expected to be above 70 percent of operational capacity.

Brine management expenses are expected to be in the range of $245-275 million for the full fiscal year 2013, reflecting the run-rate we have experienced in the first half of fiscal 2013.

Total sales volumes for the Phosphates segment are expected to range from 2.5 to 2.8 million tonnes for the third quarter of fiscal 2013. Mosaic’s realized DAP price, FOB plant, for the third quarter of fiscal 2013 is estimated to range from $485 to $515 per tonne. The segment gross margin in the third fiscal quarter is expected to be about flat with the second fiscal quarter. The Company’s operating rate at its North American phosphate operations is expected to exceed 80 percent of operational capacity during the third quarter of fiscal 2013.

Previously reported annual guidance for fiscal 2013:

1.	The Company continues to advance its brownfield potash expansion plans at its three Saskatchewan, Canada mine sites and to fund projects that improve efficiencies. Total capital spending is expected to range from $1.5 to $1.8 billion.

2.	SG&A expenses are estimated to range from $420 to $445 million.

3.	Canadian resource taxes and royalties are expected to range from $320 to $380 million. Canadian resource taxes and royalties are included as a component of cost of goods sold for Potash.

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4.	Mosaic estimates an effective income tax rate in the mid 20-percent range for the second half of 2013.

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.

Mosaic will conduct a conference call on Friday, January 4, 2013 at 9:00 a.m. EST to discuss second quarter earnings results as well as global markets and trends. Presentation slides and a simultaneous audio webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation, implementation of the U.S. Environmental Protection Agency’s numeric water quality standards for the discharge of nutrients into Florida waterways or possible efforts to reduce the flow of excess nutrients into the Mississippi River basin or the Gulf of Mexico; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are affecting nearby property uses; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of the Company’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida or the Mississippi River basin or the Gulf Coast of the United States, and including potential hurricanes, excess rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, or Canadian resources taxes and royalties; accidents and other disruptions involving Mosaic’s operations, including brine inflows at its Esterhazy, Saskatchewan potash mine and other potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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For the second quarter of fiscal 2013, the Company recorded the following notable items:

Description	Segment	Line item	Amount (in millions)	EPS impact (fully diluted)
Discrete tax benefit	Corporate	Benefit from tax provision	$179	$0.42
Unrealized gain (loss) on derivatives	Potash	Cost of goods sold	(2)	(0.00)
Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain/(loss)	(17)	(0.03)

			$160	$0.39

The Company recorded a discrete $179 million benefit to income taxes in the second fiscal quarter, included in the table above. Excluding this benefit, the Company’s effective tax rate for year-to-date would have been 23.3 percent. In addition, the current quarter effective tax rate includes a catch-up to align the year-to-date effective tax rate to the expected annual rate for fiscal 2013. Management believes this information is useful to both quantify the catch-up and to forecast future operating results.

($ in millions)	Six months ended November 30, 2012
Provision for income taxes	$85
Discrete tax item	179

Adjusted income taxes	$264
Earnings from consolidated companies before income taxes	1,134
Effective tax rate	23.3%

Using the 23.3 percent normalized tax rate from above, the normalized earnings can be calculated as follows:

(In millions except per share amounts)	Three months ended November 30, 2012
Earnings from consolidated companies before income taxes	$547.5
Normalized provision for income taxes (at 23.3% rate)	127.6

Normalized earnings from consolidated companies	419.9
Equity in net earnings of nonconsolidated companies	4.7
Less: Net earnings attributable to noncontrolling interests	1.5

Normalized net earnings attributable to Mosaic	$423.1
Diluted weighted average number of shares outstanding	427.0
Normalized diluted net earnings per share attributable to Mosaic	$0.99

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For the second quarter of fiscal 2012, the Company reported the following notable expense items:

Description	Segment	Line item	Amount (in millions)	EPS impact (fully diluted)
Insurance proceeds	Phosphates	Other operating expenses	$20	$0.03
Unrealized gain (loss) on derivatives	Potash	Cost of goods sold	(16)	(0.02)
Receivable write-off	Potash	Revenue	(5)	(0.01)

			$(1)	$(0.00)

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Condensed Consolidated Statements of Earnings

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended		Six months ended
	November 30,		November 30,
	2012	2011	2012	2011
Net sales	$2,536.2	$3,014.5	$5,041.3	$6,097.8
Cost of goods sold	1,860.3	2,133.3	3,618.1	4,368.4

Gross margin	675.9	881.2	1,423.2	1,729.4
Selling, general and administrative expenses	102.8	100.6	214.5	201.7
Other operating expense (income)	13.5	(16.4)	38.9	1.1

Operating earnings	559.6	797.0	1,169.8	1,526.6
Interest income, net	4.4	4.1	10.3	9.2
Foreign currency transaction (loss) gain	(17.0)	55.1	(45.3)	49.4
Other income (expense)	0.5	(0.8)	(0.5)	(0.1)

Earnings from consolidated companies before income taxes	547.5	855.4	1,134.3	1,585.1
(Benefit from) provision for income taxes	(78.1)	230.7	85.2	435.8

Earnings from consolidated companies	625.6	624.7	1,049.1	1,149.3
Equity in net earnings of nonconsolidated companies	4.7	0.9	11.9	2.7

Net earnings including noncontrolling interests	630.3	625.6	1,061.0	1,152.0
Less: Net earnings attributable to noncontrolling interests	1.5	2.0	2.8	2.4

Net earnings attributable to Mosaic	$628.8	$623.6	$1,058.2	$1,149.6

Basic net earnings per share attributable to Mosaic	$1.48	$1.41	$2.49	$2.58

Diluted net earnings per share attributable to Mosaic	$1.47	$1.40	$2.48	$2.58

Basic weighted average number of shares outstanding	425.7	443.4	425.6	445.0
Diluted weighted average number of shares outstanding	427.0	444.7	426.8	446.3

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Condensed Consolidated Balance Sheets

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	November 30,	May 31,
	2012	2012
Assets
Current assets:
Cash and cash equivalents	$3,420.7	$3,811.0
Receivables, net	797.5	751.6
Inventories	1,518.5	1,237.6
Deferred income taxes	237.8	237.8
Other current assets	558.6	543.1

Total current assets	6,533.1	6,581.1
Property, plant and equipment, net of accumulated depreciation of $3,563.8 million and $3,284.2 million, respectively	8,246.1	7,545.9
Investments in nonconsolidated companies	441.4	454.2
Goodwill	1,889.4	1,844.4
Deferred income taxes	115.3	50.6
Other assets	215.4	214.2

Total assets	$17,440.7	$16,690.4

Liabilities and Equity
Current liabilities:
Short-term debt	$21.2	$42.5
Current maturities of long-term debt	0.7	0.5
Accounts payable	913.7	912.4
Accrued liabilities	645.8	899.9
Deferred income taxes	66.0	62.4

Total current liabilities	1,647.4	1,917.7
Long-term debt, less current maturities	1,010.6	1,010.0
Deferred income taxes	827.6	787.9
Other noncurrent liabilities	854.3	975.4
Equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of November 30, 2012 and May 31, 2012	—	—
Class A common stock, $0.01 par value, 254,300,000 shares authorized, 150,059,772 shares issued and 128,759,772 shares outstanding as of November 30, 2012 and May 31, 2012	1.3	1.3
Class B common stock, $0.01 par value, 87,008,602 shares authorized, none issued and outstanding as of November 30, 2012 and May 31, 2012	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 308,955,571 shares issued and 296,917,109 shares outstanding as of November 30, 2012, 308,749,067 shares issued and 296,710,605 shares outstanding as of May 31, 2012	3.0	3.0
Capital in excess of par value	1,480.8	1,459.5
Retained earnings	10,986.2	10,141.3
Accumulated other comprehensive income	611.1	378.0

Total Mosaic stockholders’ equity	13,082.4	11,983.1
Noncontrolling interests	18.4	16.3

Total equity	13,100.8	11,999.4

Total liabilities and equity	$17,440.7	$16,690.4

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Condensed Consolidated Statements of Cash Flows

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended		Six months ended
	November 30,		November 30,
	2012	2011	2012	2011
Cash Flows from Operating Activities:
Net earnings including noncontrolling interests	$630.3	$625.6	$1,061.0	$1,152.0
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation, depletion and amortization	147.4	120.2	284.8	240.5
Deferred income taxes	(55.1)	76.8	(24.7)	129.4
Equity in loss (earnings) of nonconsolidated companies, net of dividends	(4.7)	0.2	4.6	0.9
Accretion expense for asset retirement obligations	8.3	7.0	16.4	14.1
Share-based compensation expense	4.8	3.2	22.6	17.0
Unrealized loss (gain) on derivatives	11.4	24.1	(29.9)	41.4
Other	(4.7)	(1.4)	9.4	(1.9)
Changes in assets and liabilities:
Receivables, net	(75.3)	(144.4)	(63.8)	(13.8)
Inventories, net	(26.1)	193.0	(272.5)	57.2
Other current and noncurrent assets	(85.4)	(101.1)	(12.6)	(99.6)
Accounts payable	45.0	(114.5)	17.0	(148.7)
Accrued liabilities	(150.3)	(115.1)	(229.4)	(245.1)
Other noncurrent liabilities	(123.2)	(55.9)	(121.2)	(71.4)

Net cash provided by operating activities	322.4	517.7	661.7	1,072.0
Cash Flows from Investing Activities:
Capital expenditures	(393.5)	(387.1)	(842.6)	(778.5)
Restricted cash	(4.3)	2.6	0.6	1.1
Other	1.7	(0.1)	2.1	0.3

Net cash (used in) provided by investing activities	(396.1)	(384.6)	(839.9)	(777.1)
Cash Flows from Financing Activities:
Payments of short-term debt	(36.4)	(46.9)	(69.9)	(72.2)
Proceeds from issuance of short-term debt	39.9	61.6	48.4	76.9
Payments of long-term debt	(0.2)	(28.4)	(0.4)	(30.2)
Proceeds from issuance of long-term debt	0.1	741.4	1.2	746.7
Proceeds from stock options exercised	0.5	1.1	2.2	2.3
Repurchase of Class A common stock	—	(1,162.5)	—	(1,162.5)
Cash dividends paid	(106.7)	(22.3)	(213.3)	(44.7)
Other	(0.8)	(4.4)	(3.6)	(5.5)

Net cash used in financing activities	(103.6)	(460.4)	(235.4)	(489.2)
Effect of exchange rate changes on cash	3.2	(83.1)	23.3	(84.5)

Net change in cash and cash equivalents	(174.1)	(410.4)	(390.3)	(278.8)
Cash and cash equivalents - beginning of period	3,594.8	4,038.0	3,811.0	3,906.4

Cash and cash equivalents - end of period	$3,420.7	$3,627.6	$3,420.7	$3,627.6

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest (net of amount capitalized)	$—	$13.9	$—	$—
Income taxes (net of refunds)	103.2	185.4	185.5	335.5

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Selected Non-GAAP Financial Measures and Reconciliations

The Mosaic Company	(unaudited)

Potash Gross Margin, Excluding Resource Taxes and Royalties, Calculation

	Three months ended November 30,
	2012	2011
Sales	$780.2	$838.6
Gross margin	355.4	393.7
Canadian resource taxes	67.0	50.3
Canadian royalties	14.5	17.0

Gross margin, excluding Canadian resource taxes and royalties (CRT)	$436.9	$461.0

Gross margin percentage, excluding CRT	56.0%	55.0%

The Company’s margins are further reduced by the impact of a third party tolling agreement.

The Company has presented above gross margin excluding Canadian resource taxes and royalties (“CRT”) for Potash which is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Gross margin excluding CRT is not a measure of financial performance under GAAP. Because not all companies use identical calculations, investors should consider that Mosaic’s calculation may not be comparable to other similarly titled measures presented by other companies.

Gross margin excluding CRT provides a measure that the Company believes enhances the reader’s ability to compare the Company’s gross margin with that of other companies which incur CRT expense and classify it in a manner different than the Company in their statement of earnings. Because securities analysts, investors, lenders and others use gross margin excluding CRT, the Company’s management believes that Mosaic’s presentation of gross margin excluding CRT for Potash affords them greater transparency in assessing Mosaic’s financial performance against competitors. Gross margin excluding CRT, should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

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